Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Lara Travars (336) 719-4492
Pike Electric Reports Second Quarter Fiscal 2009 Results
— Company Updates Fiscal 2009 Outlook —
MT. AIRY, N.C., February 3, 2009 – PRNewswire — Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of energy solutions, including engineering, powerline construction, substation construction, EPC, and renewable energy, today announced the results for its fiscal second quarter ended December 31, 2008.
Fiscal 2009 Second Quarter Results
Total revenues for the second quarter of fiscal 2009 increased $1.5 million to $144.6 million, compared to $143.1 million in the second quarter of fiscal 2008. Core revenues for the second quarter of fiscal 2009 increased $10.2 million to $133.7 million, compared to $123.5 million for the second quarter of fiscal 2008, including a $23.8 million contribution from EDS which was acquired on September 1, 2008. Transmission revenues were up $4.3 million or 42%. Distribution revenues were negatively impacted by reduced maintenance spending across Pike’s operating territory. Storm restoration revenues totaled $10.9 million for the second quarter of fiscal 2009, down 44.4% from the second quarter of fiscal 2008.
Gross profit for the second quarter of fiscal 2009 was $18.4 million, or 12.8% of revenue, compared to $24.5 million or 17.1% of revenue, for the second quarter of fiscal 2008. The gross profit percentage decrease is due to a decrease in equipment utilization due to a continued drop in utility distribution projects, an increase in fuel costs primarily related to non-cash mark-to-market derivative charges and lower storm revenues.
General and administrative expenses for the second quarter of fiscal 2009 were $11.2 million, or 7.7% of revenue, compared to $10.6 million, or 7.4% of revenue, for the second quarter fiscal 2008. Second quarter included the first full quarter of administrative costs related to the recently acquired EDS business. Our general and administrative expenses were favorably impacted in the quarter by the voluntary forfeiture of the 2009 fiscal year cash incentives for our top seven management members. Those cash incentives would have been due based on the established targets and estimated 2009 results. The favorable impact of the forfeited cash incentives in the quarter totaled $1.3 million and included a reversal of $1.1 million in incentives recorded during first quarter. Based on current estimates, the forfeiture will total an additional savings of $0.6 million for the second half of fiscal 2009.
Interest expense decreased 27.7% to $2.7 million compared to the second quarter of fiscal 2008 due to lower debt balances and lower interest rates.

Net income for the second quarter of fiscal 2009 totaled $2.6 million, or $0.08 per diluted share, compared to net income of $5.1 million, or $0.15 per diluted share, for the second quarter of fiscal 2008.
“Our second quarter was very challenging, as we had anticipated and communicated,” said J. Eric Pike, Chairman and Chief Executive Officer of Pike. “The economic environment and tight credit markets continued to have a strong impact on almost every industry in the country and our customers were impacted as well.”
“In light of these challenges, we remain focused on affecting the areas of our business we can control,” Pike added. “We continue to position ourselves as a leading national Energy Solutions company and have made progress on marketing the additional services we are able to offer since the EDS acquisition. We have also taken further actions to reduce costs and improve efficiencies in every aspect of the business.”
“We are confident the steps we have been taking will allow us to enhance our market position when spending returns to historical levels,” Pike continued. “While we expect the near term to remain difficult, particularly in the distribution sector, we are confident in our newly diversified business strategy. The drivers of long-term growth are still evident with the nation’s electrical infrastructure in need of upgrades and maintenance. We see the outsourcing trend of our customers continuing, along with an increasing demand for renewable energy solutions. Pike remains flexible and poised to take advantage of these growth opportunities.”
Six Months Ended December 31, 2008 Results
Total revenues for the six months ended December 31, 2008 were $330.1 million, as compared to $282.9 million for the first six months of fiscal 2008. Core powerline revenues were $241.5 million for the six months ended December 31, 2008, as compared to $258.4 million for the same period in fiscal 2008. Storm restoration revenues totaled $88.6 million for the six-month period compared to $24.5 million for the same period in fiscal 2008. Gross profit totaled $63.4 million for the six months ended December 31, 2008, as compared to $47.7 million for the same period in fiscal 2008. Gross profit as a percentage of revenue increased to 19.2% from 16.9% in fiscal year 2008 due primarily to the significant increase in higher-margin storm restoration revenues. Net income for the first six months of fiscal 2009 totaled $20.8 million, or $0.62 per diluted share, compared to net income of $10.4 million, or $0.31 per diluted share, for the first six months of fiscal 2008.
Outlook
Based on the deferral in utility distribution spending, the Company now expects total revenues for its fiscal year ending June 30, 2009 to range from $600 million to $620 million. This compares to the prior guidance of total revenues in the range of $650 million to $680 million. As a result of cost reductions and improved efficiencies, we expect diluted earnings per share to remain in the previously announced range of $0.85 to $0.95.
Conference Call
Pike Electric will host a conference call today to discuss financial results for its fiscal second quarter ended December 31, 2008 at 5:00 p.m. EST on February 3, 2009. This call is being web cast and can be accessed by visiting the Investor Center section of the Company’s website at www.pike.com. The call can be accessed live over the phone by dialing (888) 713-4485, or for international callers, (913) 312-1386. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 3847871. The replay will be available until February 10, 2009.

About Pike Electric
Pike Electric is one of the largest providers of energy solutions in the United States, providing services including engineering, powerline construction, substation construction, EPC, and renewable energy projects.  The Company is also a recognized leader in storm restoration. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC. Visit Pike Electric’s website at www.pike.com.
Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimate, and include those in the “Outlook” section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric’s Annual Report on Form 10-K for the fiscal year ending June 30, 2008 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2008	2007	2008	2007
Revenues	$144,586	$143,116	$330,093	$282,852
Cost of operations	126,150	118,653	266,696	235,110

Gross profit	18,436	24,463	63,397	47,742
General and administrative expenses	11,169	10,564	24,470	20,876
Loss on sale and impairment of property and equipment	612	1,939	854	1,984

Income from operations	6,655	11,960	38,073	24,882
Other expense (income):
Interest expense	2,730	3,774	5,066	8,146
Other, net	(301)	(64)	(508)	(125)

Total other expense	2,429	3,710	4,558	8,021

Income before income taxes	4,226	8,250	33,515	16,861
Income tax expense	1,655	3,171	12,675	6,498

Net income	$2,571	$5,079	$20,840	$10,363

Earnings per share:
Basic	$0.08	$0.15	$0.63	$0.32

Diluted	$0.08	$0.15	$0.62	$0.31

Shares used in computing earnings per share:
Basic	33,012	32,833	32,999	32,764

Diluted	33,699	33,668	33,747	33,677

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,	June 30,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,591	$11,357
Accounts receivable from customers, net	78,393	62,224
Costs and estimated earnings in excess of billings on uncompleted contracts	54,344	40,410
Inventories	9,715	8,343
Prepaid expenses and other	5,424	5,123
Deferred income taxes	14,011	15,376

Total current assets	167,478	142,833
Property and equipment, net	225,091	229,119
Goodwill	104,387	94,402
Other intangibles, net	42,372	40,065
Deferred loan costs, net	2,378	2,778
Other assets	1,464	1,463

Total assets	$543,170	$510,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,090	$10,867
Accrued compensation	19,178	22,157
Billings in excess of costs and estimated earnings on uncompleted contracts	6,732	397
Accrued expenses and other	8,931	5,018
Income taxes payable	6,331	442
Current portion deferred compensation	1,365	3,666
Current portion of insurance claim accruals	30,637	28,873

Total current liabilities	85,264	71,420
Long-term debt, net of current portion	140,500	140,500
Insurance and claim accruals, net of current portion	6,694	7,989
Deferred compensation, net of current portion	5,241	6,283
Deferred income taxes	57,474	62,416

Other liabilities	5,009	1,100
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 100,000 shares authorized; 33,385 and 33,183 shares issued and outstanding at December 31, 2008 and June 30, 2008, respectively	6,427	6,427
Additional paid-in capital	150,625	148,288
Accumulated other comprehensive loss, net of taxes	(1,947)	(806)
Retained earnings	87,883	67,043

Total stockholders’ equity	242,988	220,952

Total liabilities and stockholders’ equity	$543,170	$510,660